CONTACT:  Michael D. Witzeman

                 (513) 762-6714

VITAS To Buy Hospice Assets of Covenant Care in Florida and Alabama

CINCINNATI, March 13, 2024 – VITAS Healthcare Corporation, a wholly-owned subsidiary of Chemed Corporation (“Chemed”) (NYSE: CHE) announced it entered into an agreement on March 12, 2024 to acquire all hospice operations and an assisted living facility from Covenant Health and Community Services, Inc. d/b/a/ Covenant Care (“Covenant”) for an aggregate purchase price of $85 million.  Covenant’s hospice operations span the panhandle of Florida and Alabama, specifically including the Tallahassee, Marianna, Fort Walton Beach, Panama City, Crestview and Pensacola markets in Florida, and the Dothan and Mobile/Daphne markets in Alabama.

The transaction is structured as an asset purchase and parties will seek to close the transaction in the second quarter, subject to certain regulatory and other approvals.

Nick Westfall, Chairman and CEO of VITAS Healthcare, stated, “Covenant Care has a 44-year history of providing high-quality, patient-centered care across communities in Florida and Alabama.  Being a similar long-standing, mission-focused provider, VITAS is looking forward to building upon their legacy by following our key values of putting patients, families, and our team members first.  We are excited to welcome the Covenant Care team members who decide to join our VITAS family as we collectively move forward with making a difference in all the communities we have the privilege of serving.  I would also like to thank the Covenant Care executive team and Board of Directors whose vision for how this transaction will help to fulfill both organizations’ commitment to our missions led us to this successful announcement today.”

Jeff Mislevy, President and CEO of Covenant Care, stated, “Today is a monumental day for Covenant Care because it allows the organization to broaden and deepen its focus on improving healthcare for the communities we serve by supporting new solutions and filling gaps in the care delivery system, while at the same time, keep our promise to the communities by continuing to deliver the world-class hospice and palliative care they deserve with the experts at VITAS Healthcare.  As a result of the growth, expansion, and success over the past several years, it became clear that the organization was well positioned to join forces with a nationally renowned strategic partner. During this thorough search for the right provider, it was evident from the beginning that both our organizations shared an aligned culture, mission, and passion which led to the Board of Directors unanimously selecting VITAS Healthcare for this transaction”.

Dr. Rodney Guttmann, Chairman of the Covenant Care Board of Directors, stated “The Board of Directors is excited for today’s announcement as it allows us to continue our mission of providing support for patient care and family grief through existing programs such as MyWish and Nonie’s Place.  Additionally, this allows us to expand our reach and impact by supporting solutions across the health care continuum with special focus on behavioral health, pediatrics, and veteran care.”

Listed on the New York Stock Exchange and headquartered in Cincinnati, Ohio, Chemed Corporation (www.chemed.com) operates two wholly owned subsidiaries:  VITAS Healthcare and Roto-Rooter.  VITAS is the nation's largest provider of end-of-life hospice care and Roto-Rooter is the nation’s leading provider of plumbing and drain cleaning services.

Statements in this press release or in other Chemed communications may relate to future events or Chemed's future performance.  Such statements are forward-looking statements and are based on present information Chemed has related to its existing business circumstances.  Investors are cautioned that such forward-looking statements are subject to inherent risk and that actual results may differ materially from such forward-looking statements.  Further, investors are cautioned that Chemed does not assume any obligation to update forward-looking statements based on unanticipated events or changed expectations.

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